Exhibit 10(g)

UFP Industries, Inc.

Restricted Stock Grant Agreement

THIS AGREEMENT is made effective as of the _____ day of _______________, 20___ between UFP Industries, Inc., a Michigan corporation (the "Company"), and «Name1» (the "Employee").

RECITALS

The UFP Industries, Inc. Long-Term Stock Incentive Plan as amended and restated (the "Plan") authorizes the award of shares of restricted stock to key employees of the Company upon such terms and conditions as may be determined by the Committee (as defined in the Plan).

The Committee has approved a grant of restricted shares of Company stock to Employee upon the terms and conditions set forth in this agreement (the "Agreement").  This grant is being made in connection with Employee’s performance for the _____ fiscal year.  The Company and Employee desire to confirm in this Agreement the terms, conditions, and restrictions applicable to the grant of restricted stock.

NOW, THEREFORE, intending to be bound, the parties agree as follows:

1.DEFINITIONS

1.1	"Early Retirement" means the termination of employment with the Company or a Subsidiary (as defined in the Plan) prior to Retirement (as defined in the Plan) and approved as early retirement in the sole discretion of the Committee (as defined in the Plan).

1.2	"Effective Date of this Agreement" means _______________.

1.3	“Lack of Work Separation” means a separation of employment due to an elimination of Employee’s position or insufficient work available for the Employee, absent extenuating circumstances as determined by the Company. By contrast, if Employee is offered a comparable position (as determined by the Company) and Employee rejects the offer, any resulting separation of employment will not be deemed a Lack of Work Separation.

1.4	"Restricted Share" means a Share which is subject to the restrictions on sale, pledge or other transfer imposed by Section 3.

1.5	"Reverted Shares" means Shares which have reverted to the Company pursuant to Section 5.2.

1.6	"Vested Share" means a Share which is no longer a Restricted Share.

Other terms not specifically defined in this Agreement shall have the same meanings as defined in the Plan.

2.GRANT AND ACCEPTANCE OF AWARD; TAX ELECTION

2.1Grant.  The Company confirms the award to Employee of «Shares» shares of Common Stock (the "Shares") as restricted stock, upon the terms, restrictions, and conditions of this Agreement and the Plan.  The award of Shares shall be effective as of the Effective Date of this Agreement.

2.2Acceptance.  Employee accepts this award of Shares and agrees to hold them subject to the terms, restrictions, and conditions of this Agreement.

2.3Tax Election.  Employee may elect to be taxed in _____ on the fair market value of the Shares awarded by signing an election to be so taxed under Section 83(b) of the Internal Revenue Code and filing such election with the Internal Revenue Service within thirty (30) days after the Effective Date of this Agreement.  If

Employee chooses not to make such an election, Employee will be taxed on the fair market value of the Shares in the year in which the Shares become Vested Shares.

2.4Withholding.  The parties agree that vesting of the Shares in accordance with this Agreement is subject to the satisfaction of applicable withholding tax or other withholding liabilities under federal, state, and local laws.

3.RESTRICTIONS ON TRANSFER OF SHARES; LAPSE OF RESTRICTIONS

3.1Transfer Prohibitions.  Employee shall not sell, pledge, or otherwise assign or transfer any Share or any interest in any Share while such Share is a Restricted Share.

3.2Restricted Shares.  Every Share shall be a Restricted Share until the restrictions lapse in accordance with the vesting conditions set forth in Section 5.1 or Section 5.4 below.

3.3Securities Law Compliance.  Employee shall not sell or transfer any Share or any interest in any Share, whether such Share is or is not a Restricted Share, unless either (a) the Company shall consent in writing to such transfer, or (b) the Company shall have received an opinion of counsel satisfactory to the Company to the effect that such transfer will not violate the registration requirements imposed by the Securities Act of 1933 or any other provision of law which the Company shall desire such opinion to cover.

3.4Stop Transfer Instructions.  The Company shall have the right to issue instructions to the transfer agent for the shares of the Company, prohibiting transfer of any Shares except in accordance with the requirements of this Agreement.

3.5Rights as Shareholder.  Except for the restrictions imposed in this Section 3 and unless the Shares have reverted to the Company pursuant to Section 5.2 or Section 5.5 below, Employee shall have all the rights of a shareholder with respect to the Restricted Shares, including the right to vote and to receive any dividends declared and paid thereon.

4.ACQUISITION WARRANTIES BY EMPLOYEE.  In order to induce the Company to issue and deliver the Shares on the terms of this Agreement, Employee warrants to and agrees with the Company as follows:

4.1No Participating Interest.  Employee is acquiring the Shares for Employee’s own account and has not made any arrangement to convey any interest in the Shares to any person, other than to transfer Reverted Shares to the Company pursuant to Section 5.2 or Section 5.5 below.

4.2Ability to Evaluate.  Because of Employee’s knowledge of and experience in financial and business matters, Employee is capable of evaluating the merits and risks of acquiring the Shares under the conditions set forth in this Agreement.

4.3Familiarity with Company.  Employee is familiar with the business, financial condition, earnings, and prospects of the Company, and confirms that the Company has not made any representation regarding the foregoing matters or the merits of entering into this Agreement or as to the prospective value of the Shares.

5.VESTING AND REALLOCATION

5.1Vesting of Shares.  All Shares issued hereunder that have not previously reverted to the Company shall become Vested Shares immediately upon the first to occur of the following:

(a)Upon the death of Employee;

(b)Upon the Disability or Retirement of Employee (each as defined in the Plan);

(c)Upon the five (5) year anniversary of the Effective Date of this Agreement;

(d) Upon Employee reaching the age of 67 if Employee has experienced an Early Retirement (as defined above) and Employee has fully complied with the covenants and obligations set forth in Section 5.5 and 5.6; or

(e)Upon a Change in Control of the Company (as defined in the Plan).

5.2Reversion.  All Shares that have not become Vested Shares shall automatically revert to the Company at any time Employee shall no longer be employed by the Company or a Subsidiary (as defined in the Plan) for any reason whatsoever, except as otherwise provided in Section 5.1 or Section 5.4 of this Agreement.

5.3Effect of Reversion.  Upon reversion of any Shares (a) absolute ownership thereof shall automatically revert to the Company at that time, (b) such Shares shall be deemed to be "Reverted Shares" for purposes of this Agreement, and (c) all of Employee’s rights and interests in the Shares shall cease at that time.  No compensation shall be payable to Employee for Shares which revert to the Company.

5.4Early Retirement and Lack of Work Separation.  If Employee terminates employment with the Company or a Subsidiary due to an Early Retirement or due to a Lack of Work Separation, those Shares that have not become Vested Shares as of the date of Early Retirement or Lack of Work Separation shall not revert to the Company and shall remain subject to vesting in accordance with Section 5.1 provided that Employee fully complies with the covenants and obligations of Employee set forth in Sections 5.5 and 5.6 below at all times subsequent to and including the date of Early Retirement or Lack of Work Separation and until the date the Shares become Vested Shares in accordance with Section 5.1.

5.5Covenant Not to Compete; Non-Solicitation.

(a)Restrictions.  Employee acknowledges Employee's potential to terminate employment with the Company or a Subsidiary due to Early Retirement or a Lack of Work Separation prior to the vesting date set forth in Section 5.1(c) and acknowledges and agrees further, that based upon Employee's current health, skills, connections and other factors, including the availability of alternative employment opportunities that may be competitive with the business of the Company, Employee's employment by a competitor of the Company would cause irreparable harm to the Company; consequently, Employee agrees to the following covenants and obligations, from and after the Effective Date of this Agreement until the vesting of the Shares under Section 5.1, as a condition to grant of the Shares under this Agreement:

Employee agrees that he/she will not, directly or indirectly, either alone or in association with others, for himself/herself or for any other person or entity, either as principal, agent, employee, director, officer, member, stockholder, or in any other capacity: (i) conduct, become engaged in, or interested in, any business that competes, directly or indirectly, with the business of the Company or any of its affiliates in any geographic area in which the Company or any of its affiliates does or has reasonably definitive plans to do a material amount of business, (ii) solicit, divert or take away or attempt to solicit, divert or take away, directly or indirectly, any of the Company's or its affiliates current, prior, or prospective customers; or (iii) solicit or attempt to solicit any person who is employed or engaged to perform services by the Company or its affiliates to leave his or his employment or engagement with Company or its affiliates.

(b)Judicial Determination. The Company and Employee agree that the restrictions set forth in this Section 5.5 are reasonable in light of the nature of the parties’ relationship and are necessary to protect the business and goodwill of the Company.  However, should any court of competent jurisdiction determine that these restrictions are unreasonable, then the parties agree that the restrictions will, without further acts of the parties, be modified or amended to conform to the judgment of the court as to what would be reasonable, with the restrictions of this Section 5.5 to be limited in accordance with such judgment to the minimum extent determined to be necessary by the court.

(c)Remedies.  In the event of any breach of this Section 5.5 by Employee, the Company shall be entitled to injunctive relief and damages, together with any reasonable attorneys' fees or costs incurred as a result of such breach and awarded by the court and that the Shares subject to this Agreement shall immediately be forfeited and become Reverted Shares as provided in Section 5.3 hereof.

5.6Release of Claims.  In consideration of the benefits to Employee of the ability to continue to allow the Shares to become Vested Shares under Section 5.4 above, and as a condition to such benefits, as of the date of Early Retirement or Lack of Work Separation, as applicable, Employee releases and forever discharges the Company and its Subsidiaries and their respective directors, officers, managers, and agents (collectively, the "Released Parties") from any and all claims, suits, actions, causes of action, cross-claims, counter-claims, demands, debts, damages or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which Employee has or may have and which arise out of or are connected with Employee's employment with, or separation or termination of service from, the Company or any Subsidiary under any federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance, or under any public policy, contract or tort, or under common law, or arising under any policies, practices or procedures of the Company or any Subsidiary, or any claim for wrongful discharge, retaliation, whistleblowers, breach of contract, or any claim for costs, fees, or other expenses, including attorneys' fees incurred in these matters.

6.GENERAL PROVISIONS

6.1No Right to Employment.  This Agreement is not an employment contract.  Neither the Plan nor this Agreement or anything else changes the employment status of Employee.

6.2Spendthrift.  No benefit or interest hereunder is subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Employee.

6.3Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable, but if any provision of this Agreement shall be held to be prohibited or unenforceable under applicable law (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (b) all other provisions of this Agreement shall remain in full force and effect.

6.4Captions.  The captions used in this Agreement are for convenience only, do not constitute a part of this Agreement, and all of the provisions of this Agreement shall be enforced and construed as if no captions had been used.

6.5Complete Agreement.  This Agreement contains the complete agreement between the parties relating in any way to the subject matter of this Agreement, and supersedes any prior understandings, agreements, or representations, written or oral, which may have related to such subject matter in any way.

6.6Notices.

(a)Procedures Required.  Each communication given or delivered under this Agreement must be in writing and may be given by personal delivery or by certified mail.  A written communication shall be deemed to have been given on the date it shall be delivered to the address required by this Agreement.

(b)Communications to the Company.  Communications to the Company shall be addressed to it at the principal corporate headquarters and marked to the attention of the Company’s General Counsel.

(c)Communications to the Employee.  Every communication to Employee shall be addressed to Employee at the address given immediately below Employee’s signature to this Agreement, or to such other address as Employee shall specify to the Company.

6.7Assignment.  This Agreement is not assignable by Employee during the Employee’s lifetime.  This Agreement shall be binding upon and inure to the benefit of (a) the successors and assigns of the Company, and (b) any person to whom Employee’s rights under this Agreement may pass by reason of Employee’s death.

6.8Amendment.  This Agreement may be amended, modified, or terminated only by written agreement between the Company and Employee.

6.9Waiver.  No delay or omission in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder.  A waiver upon any one occasion shall not be construed as a bar or waiver of any right or remedy on any other occasion.  All of the rights and remedies of the parties hereto, whether evidenced hereby or granted by law, shall be cumulative.

6.10Choice of Law.  This Agreement shall be deemed to be a contract made under the laws of the State of Michigan, and for all purposes shall be construed in accordance with and governed by the laws of the State of Michigan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date of this Agreement.

EMPLOYEE:UFP INDUSTRIES, INC.:

      By

«Name1»

Its

ADDRESS:

«Address1»

«City», «StateProvince»  «Account_Number»

22444696.2